EXHIBIT 23.1



     CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the registration statement of Ambassadors International, Inc. on Form S-8 of our report, which includes an explanatory paragraph describing the changes in the methods of accounting for impairment of long-lived assets in 1996 and investments in certain debt and equity securities in 1994, dated February 11, 1997, on our audits of the consolidated financial statements of Ambassadors International, Inc. as of December 31, 1996 and 1995 and for the years ended December 31, 1996, 1995 and 1994, which report is included in this Annual Report on Form 10-KSB.



                                    /s/COOPERS & LYBRAND L.L.P.


     Spokane, Washington
     March 27, 1997